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                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITOR

The Directors
Austin Knight Limited:

    We hereby consent to the inclusion of our report dated 4 February 1997 with respect to the consolidated balance sheets of Austin Knight Limited and subsidiaries as of 30 September 1995 and 1996 and the related consolidated profit and loss account, cash flow statements, statements of movements in shareholders' funds and statements of total recognised gains and losses for each of the years in the two year period ended 30 September 1996, which report appears in the registration statement on form S-1 of TMP Worldwide Inc. dated 18 July 1997.

    We also consent to the reference to our firm under the caption "Experts" in the registration statement.

KPMG

Chartered Accountants
Registered Auditors
London, England
18 July 1997